Trovagene Announces Data Showing Ability of Onvansertib to Rescue Venetoclax-Resistance in Acute Myeloid Leukemia (AML)

•	Patients develop resistance to venetoclax in about 11 months with no viable therapeutic options; median survival of only 1.7 to 2.3 months and poor prognosis

•	Onvansertib as a single agent inhibits tumor growth in both venetoclax-resistant in-vitro and in-vivo acute myeloid leukemia (AML) models

•	Combination of onvansertib and venetoclax is synergistic; supports the addition of onvansertib to venetoclax in venetoclax-resistant AML patients
SAN DIEGO (December 4, 2019) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis), for the treatment of various cancers including leukemia, prostate and colorectal, today announced new in-vitro and in-vivo data suggesting that onvansertib may provide a new therapeutic option for patients who develop resistance to frontline treatment with venetoclax.
The data show that onvansertib, as a single agent, inhibits tumor growth in venetoclax (Venclexta® - Abbvie) resistant in-vitro and in-vivo models. Additionally, the data also demonstrate synergy with the combination of onvansertib and venetoclax, providing further support for the ability of onvansertib to rescue patients once they show signs of resistance to venetoclax. Currently, there are no viable treatment options for patients once they develop resistance to venetoclax; the median overall survival is only 1.7 to 2.3 months and prognosis is poor. Onvansertib represents a new therapeutic option to treat venetoclax-resistant AML and potentially increase progression-free and overall survival for these patients.
“We are very encouraged by the data suggesting that onvansertib will be able to rescue AML patients once they develop resistance to frontline treatment with venetoclax,” said Dr. Mark Erlander, Chief Scientific Officer of Trovagene. “In our current Phase 2 AML trial, we are targeting venetoclax-resistant patients and treating them with the combination of onvansertib plus hypomethylating agent decitabine. We are also considering plans to conduct a future clinical trial of onvansertib in combination with venetoclax in patients showing initial signs of resistance to venetoclax to provide a new therapeutic option in an indication with significant clinical need.”
AML is the most common acute leukemia in adults and is most frequently diagnosed in those 65 to 74 years of age. Prognosis is generally poor and worsens with advanced age. Current first-line treatment options for AML include induction chemotherapy; however, many older patients are not candidates for this treatment option. With the introduction of venetoclax, the treatment landscape has evolved and elderly patients who are not eligible for intensive chemotherapy are receiving venetoclax in combination with a hypomethylating agent frontline. Resistance tends to develop within approximately 11 months following initiation of treatment with venetoclax and today there are no viable therapies for these patients and their prognosis is poor. Thus, there is a significant medical need for new therapeutic options to treat patients once they develop resistance to venetoclax.
About the Ongoing Phase 2 Clinical Trial of Onvansertib in AML

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The ongoing multi-center open label Phase 2 AML trial (NCT03303339) of onvansertib in combination with decitabine will enroll a total of 32 patients. Eligible patients are either treatment naïve and not candidates for induction therapy or have relapsed/refractory disease following treatment with one prior regimen, including patients treated with venetoclax in combination with a hypomethylating agent. Patients will receive onvansertib, administered orally, on days 1 through 5 of each 21-28-day cycle in combination with decitabine. The primary efficacy endpoint of objective response (CR + CRi) will be assessed in patients who complete at least 1 cycle of treatment.
About Onvansertib
Onvansertib is a first-in-class, third-generation, oral and highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK1) enzyme, which is over-expressed in multiple cancers including leukemias, lymphomas and solid tumors. Onvansertib targets the PLK1 isoform only (not PLK2 or PLK3), is orally administered and has a 24-hour half-life with only mild-to-moderate side effects reported. Trovagene believes that targeting only PLK1 and having a favorable safety and tolerability profile, along with an improved dose/scheduling regimen will significantly improve on the outcome observed in previous studies with a former panPLK inhibitor in AML.
Onvansertib has demonstrated synergy in preclinical studies with numerous chemotherapies and targeted therapeutics used to treat leukemias, lymphomas and solid tumor cancers, including irinotecan, FLT3 and HDAC inhibitors, taxanes and cytotoxins. Trovagene believes the combination of onvansertib with other compounds has the potential to improve clinical efficacy in acute myeloid leukemia (AML), metastatic castration-resistant prostate cancer (mCRPC), non-Hodgkin lymphoma (NHL), colorectal cancer and triple-negative breast cancer (TNBC), as well as other types of cancer.
Trovagene has three ongoing clinical trials of onvansertib: A Phase 2 trial of onvansertib in combination with Zytiga® (abiraterone acetate)/prednisone in patients with mCRPC who are showing signs of early progressive disease (rise in PSA but minimally symptomatic or asymptomatic) while currently receiving Zytiga® (NCT03414034); a Phase 1b/2 Study of onvansertib in combination with FOLFIRI and Avastin® for second-line treatment in patients with mCRC with a KRAS mutation (NCT03829410); and a Phase 1b/2 clinical trial of onvansertib in combination with low-dose cytarabine or decitabine in patients with relapsed or refractory AML (NCT03303339). Onvansertib has been granted orphan drug designation by the FDA in the U.S. and by the EC in the European Union for the treatment of patients with AML.
Trovagene licensed onvansertib (also known as NMS-1286937 and PCM-075) from Nerviano Medical Sciences (NMS), the largest oncology-focused research and development company in Italy, and a leader in protein kinase drug development. NMS has an excellent track record of licensing innovative drugs to pharma/biotech companies, including Array (recently acquired by Pfizer), Ignyta (acquired by Roche) and Genentech.
About Trovagene, Inc.
Trovagene is a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company developing drugs that target cell division (mitosis), for the treatment of various cancers including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovageneoncology.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2018, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:
Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@trovagene.com